CREDITOR AGREEMENT
                       AMERICAN CARESOURCE HOLDINGS, INC.

      This creditor agreement ("Agreement") is made this 26th day of August, 2005 among American CareSource Holdings, Inc., a Delaware corporation ("Borrower" or the "Company"); and John Pappajohn ("Pappajohn"), Derace L. Schaffer ("Schaffer") and Matthew P. Kinley ("Kinley "). Pappajohn, Schaffer and Kinley are herein collectively referred to as "Guarantors" and individually as a "Guarantor" in their capacity as guarantors of indebtedness under certain personal guaranties and a certain credit agreement originally dated December 1, 2004 and amended from time to time (hereafter "Note").

                                    RECITALS

      WHEREAS, the Borrower has requested that the Guarantors guaranty certain indebtedness of Borrower for an Aggregate amount of $4,000,000.00 on terms and conditions set forth in said Note. The Borrower would not be able to continue its business without receiving such financing. Borrower has requested that the Guarantors make such guarantor pursuant to the terms of the Note.

      WHEREAS, the Borrower needed to obtain financing of $4,000,000.00 on certain terms and conditions as is set forth in the Note 4

      WHEREAS, each Guarantor has guaranteed moneys in the aggregate amount of $4,000,000.00 to the following extent;

Investors                        Dollar Loaned               Proportionate Share
---------                        -------------               -------------------

John Pappajohn                   $2,925,000.00                     73.125%
Derace L. Schaffer               $  975,000.00                     24.375%
Matthew P. Kinley                $  100,000.00                      2.500%
                                 -------------                    -------
Total                            $4,000.000.00                    100.0%

      Pursuant to the timing of this agreement;

      WHEREAS, the Guarantors mutually agree that no Guarantors personal liability under the Note should exceed the Guarantor's pro rate share of the aggregate amount paid by all Guarantors in respect to the Note (said pro rata share being the "proportionate share"); and

      WHEREAS, the company agrees that the Guarantors should have all rights of subrogation under any and all security agreements, financing statements, patent filings and other collateral documents (collectively "Security documents") given by the company to the Wells Fargo Bank, National Association ("Bank") under a security agreement; and

      WHEREAS, it is the Guarantors desire to execute this Agreement for the purpose of defining the respective pro rate and proportionate share rights and in defining their respective rights with respect to the Borrower's assets;

      NOW, therefore in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

      1. Rights under Security Agreement. The Company does promise to pay the Guarantors the collective amount of $4,000,000.00, plus interest, costs, and attorney fees. The Company realizes and understands that the reason it was able to obtain such a line of credit was due to the willingness of the Guarantors that guaranteed the loan of the funds thereof. The Company fully agrees that the Guarantors upon payment to the Bank, subrogate to all rights of the Bank under the security documents. Further, the Company agrees that each guarantor is a "secured party" under the security agreement.

      2. Promise to pay; Indemnification. Each Guarantor promises each other Guarantor that he will pay, on demand, his proportionate share to one or more of the other Guarantors who have not recovered in proportion under the Note, but in no event shall the proportionate share of any Guarantor exceed the percentage amount of the proportion of share described above. The demand for payment made by any Guarantor to any other Guarantor shall be made in writing, accompanied by proof of the demanding party's disproportionate loss under the guaranty. Each Guarantor hereby indemnifies and agrees to hold harmless each other Guarantor from and against any and all losses, claims, damages or liabilities, joint or several, which such other party may suffer by reason of failure of Guarantor to pay his proportionate share on demand.

      3. Contribution. In order to provide for the just and equitable contribution and circumstances in which the indemnification provided for in paragraph 2 is applicable but for any reason held to unavailable front an indemnifying party, each Guarantor agrees that the common law principle of contribution shall apply and that each Guarantor shall be obligated to contribute his proportionate share towards any loss under the Note made or to be made under the Note or made by any other Guarantor, if loss by such other Guarantor exceeds such other Guarantor's proportionate share.

      4. Legal fees, costs, and expenses. Each Guarantor agrees to pay all reasonable costs, and expense including reasonable attorney's fees incurred by any other party hereto by reason of such Guarantor's failure to perform his obligations hereunder. The Company agrees that it is ultimately responsible for all reasonable costs and expenses, including reasonable attorney's fees incurred by each and every Guarantor with respect to this agreement, promissory notes, and security agreements that are attendant with this obligation, and all fees and other charges incurred by each Guarantor related to this Note, including but not limited to all letter of credit fees related to the Note or

Guarantors, All such fees for which the Company is responsible will be paid to the appropriate Guarantor immediately upon demand.

      5. Miscellaneous. This agreement may be executed in counterpart. This agreement remains in full force and effect even if the underlying promissory notes, security agreement, financing statements, or other documents executed between the Company and the Guarantors are extended, modified, or changed in any way. It is the intent of the parties that if additional financing is obtained by the Company pursuant to essentially the same agreement, that this agreement remains in full force and effect,

      This agreement may be specifically modified only by written agreement and cannot be assigned without the express written permission of the other parties to this agreement.

      Words and phrases contained in this agreement shall be construed as singular or plural in number and in the masculine, feminine or neutered gender according to the context in which such words and phrases appear.

      This agreement shall be construed under the laws of the State of Iowa.

      If for any reason any provision of this agreement shall be inoperative by the validity and effect of other provisions shall not be affected thereby.

      This agreement may be executed in one or more identical counterparts which when executed by all parties shall constitute one and the same agreement. The Guarantors may accept this agreement by sending an executed copy of the signature page by telefax to each other secured party and by forwarding on the same to the other parties originally executed signature pages.

      This writing contains the entire agreement of the parties, integrates all terms and conditions mentioned and are incidental to this agreement and supercedes all prior negotiations and writings and any other previous understanding regarding the parity between the parties to this agreement. No modifications or waiver of any provisions of this agreement shall be valid unless signed in writing by all parities hereto.


/s/ John Pappajohn
-----------------------------
John Pappajohn, Guarantor


/s/ Derace L. Schaffer
-----------------------------
Derace L. Schaffer, Guarantor


/s/ Mattew P. Kinley
-----------------------------
Mattew P. Kinley, Guarantor

American CareSource, Inc., Company


By: /s/ David S. Boone        8/31/05
    -------------------------
An Authorized Agent